Exhibit 10(P)

SEI MUTUAL FUND CLEARING NETWORK CUSTOMER AGREEMENT

THIS SEI MUTUAL FUND CLEARING NETWORK CUSTOMER AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of September, 2003 (the “Effective Date”) by and between SEI Private Trust Company (“SEI”), and The Bryn Mawr Trust Company, a Pennsylvania charted bank and a subsidiary of Bryn Mawr Bank Corporation, having its principal place of business at 801 Lancaster Ave, Bryn Mawr, PA 19010 (“Customer”).

BACKGROUND

WHEREAS, SEI and Customer have entered into a Master Services Agreement pursuant to which, among other things, SEI Investments Management Corporation has agreed to provide Customer with certain trust processing services as described therein;

WHEREAS, Customer acts in a fiduciary capacity or otherwise possesses the authority to act on behalf of its clients who hold shares of certain mutual funds;

WHEREAS, Customer has appointed SEI as custodian of assets held by Customer in a fiduciary or other similar capacity;

WHEREAS, SEI’s Mutual Fund Clearing Network capability provides an electronic platform for automating and managing all aspects of mutual fund processing via interfaces between SEI and various mutual fund companies and mutual fund service providers; and

WHEREAS, Customer desires to utilize SEI’s Mutual Fund Clearing Network capability to facilitate the automation of its daily mutual fund activities on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants, representations and warranties contained herein, and intending to be legally bound hereby, SEI and Customer agree as follows:

SECTION 1 - DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

1.1 “Affiliate” means, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person. For purposes of this Agreement, “control” means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person, or the right to control the policy decisions of a Person.

1.2 “Bankruptcy Event” means the Person in question becomes insolvent, or voluntarily or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within 60 days thereafter.

1.3 “Business Day” means each day on which the New York Stock Exchange is open for business that a Fund determines its per share net asset value.

1.4 “Clearing Network” means SEI’s proprietary Mutual Fund Clearing Network capability, which enables the automated processing of mutual fund transactions and related accounting, reconciliation, income payment, confirmation, and settlement activity.

1.5 “Client Shareholder” means a client of Customer that holds shares of one or more Funds either directly or through an omnibus position in the name of Customer.

1.6 “Fund Agent” means the transfer agent for a Fund and the Fund’s designees.

1.7 “Funds” means the mutual fund investment companies that make Client Shareholder account information available to Customer pursuant to agreements between such companies and SEI and/or its affiliate.

1.8 “Fund Information” means trade confirmation, accounting, reconciliation, income payment and settlement information transmitted by the Funds or Fund Agents to SEI.

1.9 “Person” or “person” means any corporation, partnership, limited liability company, joint venture, other entity or natural person.

1.10 “Start Date” means the date on which the parties determine that Customer may begin using the Clearing Network as contemplated hereunder, which date shall be agreed upon by the parties in writing.

1.11 “Trade Orders” means instructions properly entered into the TRUST 3000 System by Customer, which instructions request the purchase or redemption of shares of Funds on behalf of Client Shareholders.

1.12 “Trust Account” means a client trust account of Customer which receives certain trust processing, reporting and/or custodial services via the Master Services Agreement.

1.13 “Master Services Agreement” means the “Master Services Agreement” dated as of September 16, 2003, between SEI, SEI Investments Management Corporation and Customer, as the same has been and may hereafter be amended from time to time.

1.14 “TRUST 3000 System” means the SEI’s proprietary TRUST 3000 system, which is used to administer Trust Accounts of Customer pursuant to the Master Services Agreement.

SECTION 2 - CLEARING NETWORK SERVICES

2.1 Trade Orders. Commencing on the Start Date, Customer will input Trade Orders in accordance with the Operating Guide Cut-Off times. Upon written notice to Customer, SEI may, from time to time and in its discretion, change the Cut-Off time(s) for Trade Orders; provided, however, that transmission of all Trade Orders for each Fund received and accepted by SEI prior to the Cut-Off times will be scheduled to occur before the New York Stock Exchange closes on each Business Day. Trade orders received and accepted by SEI after the close of trading on the New York Stock Exchange on any business day will be treated as if received on the next following Business Day.

2.2 Certifications by Customer. Customer’s entry of each Trade Order shall constitute a certification by Customer that: (i) said Trade Order is true and complete and accurately reflects the instructions of the appropriate Client Shareholder(s); (ii) the entry of said Trade Order is in accordance with the current prospectus for the applicable Fund(s); (iii) each Client Shareholder for whom said Trade Order is entered is a bona fide client of the trust department of Customer; and (iv) Customer has complied with all applicable Federal and state laws relating to said Trade Order, including, but not limited to, laws relating to disclosure and prospectus delivery.

2.3 Settlement Procedures. On each Business Day that the relevant data files are made available from a Fund or a Fund Agent, SEI will retrieve such files and effectuate settlement of the transactions covered by the Fund Information. Each day on which SEI effectuates settlement of any such transactions on behalf of Customer, SEI shall provide Customer with a report indicating the amounts, if any, owed by SEI to Customer or Customer to SEI in connection therewith. Amounts due by either party to the other in connection with any such settlement shall be paid on the date of settlement by wire transfer to a bank account designated by such other party in writing. Should either party sustain a loss as the result of a failure of the other party to wire transfer said amounts on the date of settlement, such other party agrees to remit payment to the party sustaining the loss within five Business Days following a documented request therefor. In addition, should Customer fail to timely wire transfer to SEI any settlement amounts due and owing to SEI hereunder, SEI shall have the right, but not the obligation, to mitigate its potential damages and/or any potential harm in connection therewith, including, without limitation, through the sale or purchase of securities or the cancellation or termination of pending Trade Orders.

2.4 Maintenance of the Clearing Network. Customer acknowledges and agrees that the services to be provided through hereunder are dependent on the TRUST 3000 System, the Clearing Network, and other third party systems utilized by SEI and its Affiliates all being fully operational, and that any and all such services may not be available at all times, including during regularly scheduled maintenance periods.

2.5 Replacement Products/Processes. In the event SEI develops or obtains a new product or a new process to replace the Clearing Network, SEI may use such product or process to provide Customer with services functionally equivalent to those provided hereunder. The fees for services provided using the new product or process shall remain the same as the fees for services provided hereunder; provided, however, that if SEI provides Customer with any additional or enhanced services through use of the new product or process, SEI may charge Customer additional fees for such additional or enhanced services.

SECTION 3 - ADDITIONAL OBLIGATIONS OF CUSTOMER

3.1 Performance of Duties. Customer shall maintain facilities, equipment, and skilled personnel sufficient to perform the duties, functions, procedures, and responsibilities assigned to it under this Agreement and to otherwise comply with the terms of this Agreement. Customer shall conduct each of the forgoing activities in a competent manner and in compliance with (i) all applicable laws, rules, and regulations, including Federal and state securities laws; and (ii) the then-current prospectuses and statements of additional information of the Funds.

3.2 Accuracy of Information; Customer Review.

3.2.1 All information inputted by Customer pursuant to this Agreement shall be accurate and complete and in the format prescribed by SEI. Trade Orders by Customer regarding each Client Shareholder shall be true and correct and will have been duly authorized, as required, by the Client Shareholder. In addition to the foregoing, with respect to each Client Shareholder who is direct shareholder of a Fund, (i) Customer acknowledges that transactions may not be effected until an account application for such Client Shareholder has been completed and such account has been established with the Fund Agent as provided in the Buyer’s Guide, and (ii) Customer shall execute all certifications and other documents (including indemnification documents) as may be required from time to time by SEI, Fund Agent, and/or the Fund to evidence such authority to act for such Client Shareholder in connection with Fund transactions.

3.2.2 Customer shall be responsible for reviewing all transactions relating to the Funds resulting from Trade Orders transmitted and for reviewing all updates to Customer’s Trust Accounts. Customer shall notify SEI in a timely manner (and in no event more than five Business Days after confirmation of any Trade Order or update is posted to a Trust Account) of any inaccuracies, omissions, mistakes or other errors with respect to each such transaction or update. Such notification shall occur by means of confirmed facsimile or electronic mail transmission to the SEI support team for Customer via facsimile numbers or electronic mail addresses specified by SEI from time to time. Failure to notify SEI in the aforesaid manner shall constitute a waiver of any claims Customer or any Client Shareholder may have or may assert against SEI, Fund Agent, or the Fund in connection with such transaction or update.

3.3 Information Relating to Transactions. At SEI’s, any Fund’s, or any Fund Agent’s request, Customer will, at its sole cost and expense, take all reasonable steps to provide information regarding the state of residence or domicile of the Client Shareholders for each Fund. Such information shall be provided in the manner and with the frequency as may be reasonably requested by SEI or such Fund Agent in connection with the Fund’s state securities registrations, sales reports, registration fees, or renewals.

3.4 Shareholder Reports and Other Documents; Solicitation of Proxies; Fund Services Fees. Customer shall timely deliver to each Client Shareholder all reports and other documents provided to it by any Fund or its Fund Agent as may be required by applicable Federal and state laws, rules, and regulations, or by Customer’s trust agreement with its Client Shareholder, provided that Customer has timely received copies of such reports and/or other documents. Customer shall cooperate with Fund Agents in the solicitation and voting of proxies on behalf of the Funds according to Customer’s fiduciary responsibility or policy. Customer and SEI each acknowledge that under separate agreements with various Fund distributors, the other party receives a percentage of the average daily net asset value of certain Fund share classes owned by Client Shareholders, for providing certain shareholder servicing, administration and/or sub-distribution services to such Client Shareholders or other customers who purchase and redeem Fund shares (hereinafter referred to as, “Revenue Generating Funds/Cusips”). The current Fund prospectuses describe such services and fees.

SECTION 4 - FEES

4.1 Fees. For the services provided hereunder, Customer shall pay to SEI the fees set forth on Schedule A attached hereto (the “Base Fees”).

4.2 Fee Increases. SEI may, on 30 days’ prior written notice to Customer, increase the Base Fees no more than once in any twelve-month period, in an amount not to exceed the percentage increase in the Consumer Price Index — All Factors (the “CPI”), as measured by the Bureau of Labor Statistics, since the date of the last price determination hereunder. In addition, SEI may, at any time upon 30 days’ prior written notice to Customer, increase the Base Fees to account for increases in equipment maintenance, telecommunications services, and other third-party provided services, charges, taxes and other fees. In the event of any such increase in said fees, Customer may request and SEI agrees to promptly produce, documentation substantiating the increase.

4.3 Taxes. Customer shall be responsible for paying all sales, use, property, and other taxes, duties, or similar charges assessed, levied, or imposed by any governmental authority or regulatory agency on SEI or Customer in connection with this Agreement and the services and transactions contemplated by this Agreement, except for taxes assessed, levied, or imposed based upon SEI’s property or income. At its option, SEI may include such taxes, duties, and similar charges in its invoices to Customer, in which event Customer shall pay to SEI the taxes, duties, and similar charges so invoiced.

4.4 Payments. Customer agrees to pay all Base Fees to SEI within 30 days following the date of SEI’s invoice for such fees. All payments by Customer hereunder shall be made by Customer to SEI in full, without any right of set-off or deduction. Customer shall pay interest on all amounts past due at the rate of one and one-half percent per month, if such rate is permitted by law, or otherwise at the highest rate permitted by law.

SECTION 5 - DISCLAIMERS AND LIMITATIONS OF LIABILITY

5.1 Disclaimers.

5.1.1 SEI HEREBY DISCLAIMS ANY AND ALL WARRANTIES RELATING TO THIS AGREEMENT, THE CLEARING NETWORK, AND ANY THIRD PARTY EQUIPMENT, HARDWARE, OR SOFTWARE UTILIZED IN CONNECTION WITH THE CLEARING NETWORK (EXCEPT WITH RESPECT TO THE TRUST 3000 SYSTEM, AND ONLY TO THE EXTENT OF SUCH WARRANTIES CONTAINED IN THE MASTER SERVICES AGREEMENT), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.1.2 The Fund Agent for each Fund has agreed with SEI to accept Trade Orders transmitted through the Clearing Network, and to process such Trade Orders in a timely manner. NOTWITHSTANDING THE FOREGOING SENTENCE, CUSTOMER ACKNOWLEDGES AND AGREES THAT SEI SHALL HAVE NO LIABILITY WHATSOEVER FOR THE TIMELINESS OR COMPLETENESS OF THE TRANSMISSION BY THE FUND AGENT OR PROCESSING OF ANY TRADE ORDERS BY THE FUND AGENT.

5.2 Customer acknowledges that the ability of SEI to provide services via the Clearing Network hereunder is dependent on the timely and proper operation of other third party systems and on SEI’s timely and proper receipt of data from third parties. SEI DOES NOT WARRANT THAT THE SERVICES PROVIDED VIA THE CLEARING NETWORK HEREUNDER WILL BE WITHOUT INTERRUPTION OR DELAY AND/OR BE ERROR FREE, OR THAT ALL ERRORS OR INCONSISTENCIES IN SUCH SERVICES CAN OR WILL BE CORRECTED. HOWEVER, IN THE EVENT THAT THERE IS ANY INTERRUPTION, DELAY OR OTHER PROBLEMS IN SUCH SERVICES, SEI SHALL PROMPTLY ADVISE CUSTOMER OF THE SAME AND SHALL USE ALL REASONABLE, COMMERCIAL EFFORTS TO PROVIDE CLEARING SERVICES MANUALLY, IE. BY TELEPHONE.

5.3 Limitations of Liability. Except for fraud or willful misconduct on the part of SEI, its agents, directors, officers or employees, SEI’s aggregate liability for any and all claims arising under or in connection with this Agreement that relate to the services provided or to be provided via the Clearing Network under this Agreement shall not exceed six months of the fees paid by Customer for such services. IN NO EVENT SHALL SEI BE LIABLE FOR LOST PROFITS OR BUSINESS, LOSS OF GOODWILL, LOSS OF DATA, INTERRUPTION OF BUSINESS, OR FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, OR OTHERWISE AND REGARDLESS OF WHETHER SEI IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.4 Acknowledgement. The parties acknowledge that the limitations and disclaimers set forth in this Agreement were an essential element in setting consideration under this Agreement.

SECTION 6 - INDEMNIFICATION

6.1 Indemnity. Customer shall indemnify and hold harmless SEI, the Funds, all Fund Agents, their respective Affiliates, and all divisions, subsidiaries, directors, trustees, officers, agents, employees, and assigns of each of the foregoing (collectively, “Indemnified Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including, without limitation, all reasonable attorneys’ fees and other costs, all expenses of litigation or arbitration, and all judgments, fines, and amounts paid in any settlement consented to by the Customer) (collectively, “Claims”) to which any of them may be or become subject to as a result or arising out of (i) any breach by Customer of its obligations under this Agreement; (ii) negligence, willful misconduct, material misrepresentation, or fraud on the part of Customer, its Affiliates or their respective officers, directors, employees, or agents in connection with performance or non-performance under this Agreement; (iii) any inaccurate, unauthorized, or improper information entered by Customer into the TRUST 3000 System; or (iv) Customer’s reliance on any services provided or to be provide by SEI through the use of the Clearing Network unless such Claims are solely attributable to a breach by SEI of its obligations under this Agreement, or to gross negligence, willful misconduct, material misrepresentation, or fraud on the part of SEI, the Fund, the Fund Agent, or their respective officers, directors, employees, or agents.

6.2 Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Indemnified Party for which such Indemnified Party may make a claim against any other party hereto (the “Indemnifying Party”) under Section 6.1, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim, or demand to the Indemnifying Party and shall cooperate as reasonably requested by the Indemnifying Party in the defense and/or settlement thereof. The Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim, or demand; provided, however, that (i) the Indemnified Party shall have the right to participate, at its own expense in the defense of the action, suit, proceeding, investigation, claim, or demand; and (ii) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim, or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the action, suit, proceeding, investigation, claim, or demand.

6.3 Infringement Indemnification. SEI will defend or settle any suit or proceeding brought against Customer based upon a claim that SEI’s use of the Clearing Network to provide services to Customer as contemplated hereunder constitutes an infringement or misappropriation of a U.S. Patent copyright, or trade secret of a third party (an

“Infringing Claim”), provided that: (i) SEI is notified promptly in writing of the Infringing Claim; (ii) SEI controls the defense or settlement of the Infringing Claim; and (iii) Customer cooperates reasonably, assists and gives all necessary authority and reasonably required information. In the event of an Infringing Claim, SEI will, at its sole option and expense, either procure a license permitting SEI to continue providing Customer with the services provided hereunder, or alternatively, SEI may provide Customer with functionally equivalent services via a non-infringing product. If neither such option is available to SEI on commercially reasonable terms, then SEI may terminate this entire Agreement or any part hereof to the extent necessary to avoid such infringement, provided that any such termination shall not diminish or otherwise affect SEI’s indemnification obligations in this Section 6.3. THIS SECTION 6.3 STATES THE ENTIRE OBLIGATION AND EXCLUSIVE REMEDY OF EACH OF THE PARTIES HERETO WITH RESPECT TO ANY CLAIM THAT THE CLEARING NETWORK INFRINGES OR MISAPPROPRIATES THE PATENT, COPYRIGHT, TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON.

SECTION 7 - TERM AND TERMINATION

7.1 Term. The term of this Agreement shall begin on the Effective Date and, unless terminated pursuant to Section 7.2, shall continue until the sooner of expiration or termination of the Master Services Agreement.

7.2 Termination for Cause. This Agreement may be terminated by either party prior to the scheduled expiration or termination date pursuant to any of the following:

7.2.1 Either party shall have the right to immediately terminate this Agreement by delivering written notice thereof to the other party if the other party materially fails to perform or comply with any provision of this Agreement and does not cure the default within 30 days after receiving written notice thereof from the terminating party specifying the default in detail; provided, however, that if the default is of a nature that it may be cured, but it may not reasonably be cured within said 30-day period, such party may terminate this Agreement only if the other party has not commenced substantial efforts to cure the default within said 30-day period and has not continued in good faith to work to cure the default as soon as reasonably possible thereafter; and

7.2.2 Either party shall have the right to immediately terminate this Agreement by delivering written notice thereof to the other party upon a Bankruptcy Event involving the other party.

7.3 Effect of Termination. The following shall survive the expiration or sooner termination of this Agreement: (i) the provisions of Sections 5, 6 and 8; (ii) any payment obligations of Customer accruing prior to the date of expiration or termination; and (iii) any other provisions necessary to interpret the rights and obligations of the parties hereunder.

SECTION 8 - GENERAL

8.1 Independent Contractors. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Neither party is, nor will be deemed to be, an agent, legal representative, joint venturer, or partner of the other party for any purpose.

8.2 Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by both parties.

8.3 Invalidity. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

8.4 Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

8.5 Notices. All notices required to be in writing shall be delivered by hand, sent by recognized overnight courier (such as Federal Express, Airborne or UPS), or mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed to the parties as follows, or to such other addresses as may from time to time be given in writing by either party to the other pursuant to the terms hereof:

If to SEI:	If to Customer:

SEI Private Trust Company	The Bryn Mawr Trust Company
One Freedom Valley Drive	330 E. Lancaster Avenue
Oaks, Pennsylvania 19456	Wayne, PA 19087
Attention: General Counsel	Attention: June M. Falcone
(610) 676-1000	(610) 341-1425

8.6 Governing Law. This Agreement and its subject matter shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its provisions governing conflicts of law.

8.7 Dispute Resolution.

8.7.1 Each of SEI and Customer shall appoint an individual (“Executive Contact”) who shall be the individual responsible for participating in the dispute resolution process described in this Section 8.7. Each Executive Contact shall possess the requisite corporate power and authority to negotiate and implement, on behalf of the party he or she represents, a settlement of any dispute between the parties hereunder. Each of SEI and Customer shall have the right from time to time to appoint a successor to its then-current Executive Contact.

8.7.2 Except with respect to claims for injunctive relief, the following procedure will be adhered to for all claims, disputes, and controversies arising out of or relating to this Agreement. Either party to this Agreement must notify the other party of the nature of the claim, dispute, or controversy with as much detail as possible regarding the dispute (a “Dispute Notice”). The project managers of the parties shall meet within 10 days after the date of receipt of the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If the project managers are unable to resolve the dispute within such time period, the Executive Contacts of the parties shall meet within 30 days after the date of receipt of the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If the Executive Contacts cannot resolve the dispute within such time period or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute shall be resolved by arbitration pursuant to the provisions of Section 8.7.3 below. Except with respect to the matter in dispute, pending resolution of any dispute covered by this Section 8.7.2 or Section 8.7.3 below, both parties will continue their performance under this Agreement including, without limitation. Customer’s payment of all amounts due to SEI hereunder.

8.7.3 Except with respect to claims for injunctive relief, any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 8.7.2 above will be submitted by the parties to arbitration by the American Arbitration Association (the “AAA”) under its then-current Commercial Arbitration Rules, as modified herein or by agreement of the parties. Any such arbitration shall be conducted in Philadelphia, Pennsylvania. Each party irrevocably and unconditionally consents to the jurisdiction of the AAA in any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue as specified herein. The parties will cooperate with each other in causing the arbitration proceeding to be conducted in as efficient and expeditious a manner as practicable. Each party will choose one disinterested arbitrator within 30 days of receipt of the notice of intent to arbitrate. Within 60 days of receipt of the notice of intent to arbitrate, the two arbitrators will choose a neutral third arbitrator who will act as chairman. If no arbitrator is appointed within the times herein provided, or any extension of time which is mutually agreed upon, the AAA will make such appointment within 30 days of such failure. Any award rendered by the arbitrators shall be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

8.8 Force Majeure. In no event shall either party be liable to the other party for any delay or failure to perform hereunder, which delay or failure to perform is due to any force majeure cause beyond the control of such party, including, but not limited to, acts of God; acts of the public enemy; acts of the government of the United States of America or any State, territory, or political division of the United States of America, or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes (not involving employees, subcontractors, or agents of the party whose performance is delayed or prevented); acts of terrorism; riots; and freight embargoes (each, a “Force Majeure Event”). Notwithstanding the foregoing, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of such party. The party to which the Force Majeure Event applies shall take all reasonable steps to mitigate the effect and length of such Force Majeure Event and its direct and indirect, and its intended and unintended, results or consequences. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section 8.8.

8.9 No Third-Party Beneficiaries. Client Shareholders and other persons not parties to this Agreement (each, a “Third Party”) are not and will not be deemed to be third-party beneficiaries of this Agreement, or to have any contractual relationship with SEI by reason of this Agreement. Customer hereby agrees to indemnify and hold harmless SEI and its Affiliates from and against any and all damages, costs and expenses (including, but not limited to, attorneys’ fees and expenses) payable by any of them in connection with Third Party claims arising out of or relating to any services provided or to be provided by SEI through the use of the Clearing Network not caused by the gross negligence, willful misconduct, material misrepresentation or fraud of SEI or its officers, directors, employees or agents.

8.10 Compliance with Law. Customer shall at its cost and expense comply with all laws, rules, and regulations applicable to its exercise of any of its rights hereunder.

Customer shall take reasonable steps to establish the identity, address and source of funds of each client of Customer and conduct due diligence with regard to, all prospective clients of Customer, and, where applicable, the principal beneficial owners on whose behalf a client of Customer is seeking to make an investment. Customer shall obtain and verify each client of Customer’s true name and permanent address. In the event Customer acts on behalf of a joint investment account, Customer shall establish the name and address of each account holder. In the event a client of Customer is not a natural person, Customer shall obtain the client of Customer’s certificate of articles of organization, a list of the equity holders that hold greater than 10% of the equity, a list of directors and executive officers and evidence that the persons executing any documents on behalf of the client of Customer are properly authorized.

Customer shall retain documentary evidence establishing the identity, address and source of funds of each client of Customer for a period of no less than five years from the client of Customer’s complete redemption from the account. Customer shall furnish, upon request from SEI a copy of all documents concerning the foregoing.

Customer will screen client of Customers to ensure that it does not make an investment, directly or indirectly, for or on behalf of: (1) a person or entity whose name appears on (a) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Asset Control (“OFAC List”) or (b) such other lists of prohibited persons and entities as may be mandated by applicable law or regulation; (2) a Foreign Shell Bank, as defined by the USA PATRIOT Act; (3) a person or entity resident in or whose funds are transferred from, a Non-Cooperative Jurisdiction as defined by the Financial Action Task Force (FATF).

Customer will also immediately notify SEI if it knows, or has reason to suspect, that a prospective or existing client of Customer, or the principal owners on whose behalf a prospective or existing client of Customer has made or is seeking to make an investment, is: (1) a person or entity whose name appears on a (a) the OFAC List or (b) such other lists of prohibited persons and entities as may be mandated by applicable law or regulation; (2) a Senior Foreign Political Figure, as defined by the USA PATRIOT Act, any member of a Senior Foreign Political Figure’s immediate family, any close associate of a Senior Foreign Political Figure, or any entity controlled by the aforementioned; (3) a person or entity resident in, or organized or chartered under the laws of, a Non-Cooperative Jurisdiction, as defined by the Financial Action Task Force; (4) a person or entity who gives the Customer reason to believe that its funds originate from, or will be or have been routed through, an account maintained by a Foreign Shell Bank or a bank organized or chartered under the laws of a Non-Cooperativc jurisdiction. Customer will not open an account at SEI Private Trust Company if it knows, or has reason to suspect, that a prospective client of Customer or the principal owners of a prospective client of Customer are individuals or entities listed in items (1) through (4) above.

Customer agrees to immediately notify SEI if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether the activity or pattern of activity is suspicious.

8.11 Assignment. Customer shall not assign any of its rights or privileges, or delegate any of its duties or obligations hereunder to any party, whether directly, indirectly or by operation of law, including by merger, stock transfer or otherwise, without the prior written consent of SEI. Any attempted assignment or delegation in derogation of the foregoing shall be null and void. SEI shall have the right to assign or delegate all or part of its rights, responsibilities, or duties hereunder to any of its Affiliates upon the provision of prior written notice to Customer.[]8.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

8.13 Headings. The headings contained in this Agreement are for convenience only and shall not affect meaning or interpretation of this Agreement.

8.14 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which together shall constitute but one in the same instrument.

8.15 Schedules. The Schedules attached hereto are hereby made a part of this Agreement.

8.16 Entire Agreement. THIS AGREEMENT, INCLUDING ALL SCHEDULES ATTACHED HERETO, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND

SUPERSEDES ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, REGARDING THE SUBJECT MATTER HEREOF.

8.17 Compliance with Regulatory Requirements. If SEI or its affiliates or agents need to take actions in order to comply with legal or regulatory requirements or governmental orders or other requirements affecting the services provided under this Agreement, whether imposed by federal, state, or other governmental or self-regulatory authority, such actions shall not constitute a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives, have executed this Agreement as of the date first above written.

The Bryn Mawr Trust Company		SEI Private Trust Company

By:	/s/ JUNE M. FALCONE	By:	/s/ CARL BECHDEL
Name:	June M. Falcone	Name:	Carl Bechdel
Title:	Sr. Vice President	Title:	VP